GOLDSTEIN AND MORRIS CERTIFIED
                            PUBLIC ACCOUNTANTS, P.C.
                               36 WEST 44TH STREET
                            NEW YORK, NEW YORK 10036




May 4, 2000


Mr. Clifford Brune, CFO
1ST Miracle Group, Inc.
8730 Sunset Blvd.
Suite Penthouse East
West Hollywood, CA 90069

Dear Mr. Brune:

In accordance with our engagement letter as special independent certified public accountants, we have reviewed the independent auditors' report which accompanied the financial statements for the years ended April 30, 1999 and 1998 as audited by Berg & Company LLP.

The auditors issued a qualified opinion because of a scope limitation. According to our profession's authoritative literature, SAS No. 58 (AU 508), a qualified opinion should be rendered when there is a scope limitation, a departure from a generally accepted accounting principle or a going concern issue. A qualified opinion should not be issued when there is an uncertainty or contingency not determinable, as long as this wasn't due to a scope limitation.

The explanatory paragraph in the auditors' report is not a scope limitation and the issuance of a qualified opinion was not appropriate. We have consulted on this issue with Ms. Julia James of the AICPA Technical Department, Mr. Edward Loftus, assistant chief accountant, of the United States Securities and Exchange Commission and our SEC technical consultant Mr. Jeffrey Brimm, CPA. It was their unanimous consensus that the explanatory paragraph in the auditors' report is not a scope limitation and the issuance of a qualified opinion was not appropriate.

If you have any questions or require any additional information do not hesitate to contact me.

Very truly yours,



/s/
----------------
Alan Goldberger